EXHIBIT 23

Wipfli LLP 515 West Prairie View Road Chippewa Falls, WI 54729 PO Box 608 Chippewa Falls, WI 54729-0608 715.723.2888 fax 715.723.0697 www.wipfli.com

CONSENT OF INDEPENDENT AUDITORS

Citizens Community Bancorp
Eau Claire, Wisconsin

              We consent to the incorporation by reference of our report dated October 21, 2005, with respect to the consolidated financial statements of Citizens Community Bancorp for the year ended September 30, 2005, included in this annual report on Form 10-KSB/A, in the Registration Statement on Form S-8 pertaining to the Citizens Community Bancorp 2004 Recognition and Retention Plan (File No. 333-128252) in the Registration Statement on Form S-8 pertaining to the Citizens Community Bancorp 2004 Stock Option and Incentive Plan (File No. 333-127996).

Wipfli, LLP

Eau Claire, Wisconsin
August 10, 2006